Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in the Registration Statement on Form SB-2 of Hybrid Fuel Systems Inc. of our report dated March 24, 2005, which appears in the Registrant's Form 10KSB for the year ended December 31, 2004.

/s/Brimmer, Burek & Keelan LLP

Brimmer, Burek & Keelan LLP

May 9, 2005